Exhibit 99.1

TCP Reports First Quarter 2015 Financial Results
Aurora, Ohio (May 4, 2015) – TCP International Holdings Ltd. (NYSE: TCPI), a leading global manufacturer and distributor of energy efficient lighting technologies, today announced financial results for its first quarter ended March 31, 2015.
Net sales for the first quarter of 2015 were $98.8 million, a 35% decrease compared with $153.1 million in the fourth quarter of 2014 and a 2% decrease compared with $101.1 million in the first quarter of 2014. Net loss in the first quarter of 2015 was $1.2 million, or $0.04 per diluted share, compared to net income of $2.1 million, or $0.07 per diluted share, in the fourth quarter of 2014 and net income of $3.9 million, or $0.19 per diluted share, in the first quarter of 2014. Adjusted earnings per share were $0.00 for the first quarter of 2015, compared to $0.13 in the fourth quarter of 2014.
“While revenues were tempered by our decision to perform a safety review of all products shipped in March, we were pleased that our cost reduction roadmap resulted in strong margins for the quarter, demonstrating TCP's position as a market leader in energy-efficient lighting,” said Ellis Yan, TCP’s Chairman and CEO.
First Quarter 2015 Summary
Following is a summary of certain key financial measures for the first quarter of 2015:

•	Net sales were $98.8 million, a decrease of $54.3 million, or 35%, from the fourth quarter of 2014 and a decrease of $2.3 million, or 2%, from the first quarter of 2014.

•
LED sales were $40.6 million, a decrease of $14.3 million, or 26%, from the fourth quarter of 2014, largely due to reduced sales from seasonal buying practices among all sales channels, as well as lower volume in 2015 attributable to voluntary shipping delays associated with our product validation review. Our LED sales increased $4.3 million, or 12%, compared with the first quarter of 2014, driven by higher sales with Walmart and higher sales in our C&I channel.

•
CFL sales were $52.6 million, a decrease of $37.9 million, or 42% from the fourth quarter of 2014, primarily due to significantly lower sales with The Home Depot, and a decrease of $6.9 million, or 12%, from the first quarter of 2014, mainly due to lower sales in our C&I channel and with Walmart.

•
Gross margin was 24.5%, an increase from 17.7% in the fourth quarter of 2014, and level with the first quarter of 2014. The increase from the fourth quarter of 2014 mainly is due to favorable product and channel mix from a higher proportion of LED and C&I sales, as well as the non-recurrence of a write-down of Connected by TCPTM inventory, which adversely impacted gross margin in fourth quarter of 2014.

•
Selling, general and administrative expenses were $21.0 million, flat with the fourth quarter of 2014, but an increase of $4.0 million from the first quarter of 2014. The increase from the first quarter of 2014 is primarily due to share-based compensation expense associated with restricted share units granted in connection with our IPO and an increase in professional fees largely related to our previously disclosed litigation.

•
Our effective income tax rate of 229.2% primarily was due to a $1.3 million shortfall charged to income tax expense from the issuance of common shares underlying RSUs with a fair value at issuance that was less than the fair value at grant date.

•
Net loss was $1.2 million, compared with net income of $2.1 million in the fourth quarter of 2014 and net income of $3.9 million in the first quarter of 2014. Diluted net loss per share was $0.04, compared with diluted net income per share of $0.07 in the fourth quarter of 2014 and diluted net income per share of $0.19 in the first quarter of 2014.

At March 31, 2015, cash and cash equivalents were $58.0 million, up from $31.4 million at December 31, 2014, primarily resulting from the collections of account receivables from record 2014 fourth quarter sales. Combined short-term loans and long-term debt was $90.3 million at March 31, 2015, up from $80.0 million at December 31, 2014 largely due to additional borrowings used to finance our anticipated working capital needs.
Conference Call and Webcast Information
The Company will host a conference call today, May 4, 2015, at 4:30 p.m. Eastern Time. Chief Executive Officer Ellis Yan and Chief Financial Officer Brian Catlett will present an overview of the first quarter 2015 financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing (888) 220-8746. For international callers, please dial (913) 312-0653. The Conference ID number is 8265677. A live webcast will also be available in the Investors Relations section of the TCP website at: http://investors.tcpi.com. A replay of the webcast will be available through the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.
Non-GAAP Adjusted EBITDA and Adjusted EPS
We present the non-GAAP financial measures “Adjusted EBITDA” and "Adjusted EPS" as supplemental measures of our performance. These non-GAAP financial measures are not measures of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States, referred to herein as U.S. GAAP, and should be viewed as a supplement to, not a substitute for, our results of operations and balance sheet information presented on the basis of U.S. GAAP.
We define EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA before net foreign exchange losses (gains), litigation settlements, share-based compensation expense and other nonrecurring items.
We define Adjusted EPS as net (loss) income per share, diluted, from continuing operations excluding net foreign exchange losses (gains), litigation settlements, share-based compensation expense and other nonrecurring items.
Adjusted EBITDA and Adjusted EPS are not necessarily comparable to similarly titled measures reported by other companies. Adjusted EBITDA may exclude certain financial information that some may consider important in evaluating our financial performance. Adjusted EBITDA and Adjusted EPS may not be indicative of historical operating results, and we do not intend for either of them to be predictive of future results of operations. We believe that our use of Adjusted EBITDA and Adjusted EPS as metrics assists our board, management and investors in comparing our operating performance on a consistent basis. Factors in this determination include removing the impact of our capital structure (specifically interest expense, net), asset base (specifically depreciation and amortization) and tax structure, as well as certain items that affect inter-period comparability, such as variability due to unrealized foreign exchange losses (gains), litigation settlements, non-cash share-based compensation expense and other nonrecurring items, which affect results in a given period or periods.
About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.
Forward Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. Forward looking statements in this press release include, but are not limited to, the Company’s expectation regarding its future profitability. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.
Contact
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
415-471-2700

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except per share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$57,967	$31,354
Restricted cash	6,885	7,367
Accounts receivable, net	62,154	95,089
Inventories	126,801	122,342
Prepaids and other current assets	15,663	28,217
Deferred income taxes	14,152	17,557
Total current assets	283,622	301,926
Property, plant and equipment, net	70,925	72,037
Land rights, net	4,085	4,126
Deferred costs	16,360	16,145
Intangible assets, net	2,127	2,345
Deferred income taxes, long-term	7,360	7,094
Other long-term assets	1,629	1,737
Total assets	$386,108	$405,410
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current portion of long-term debt	$85,003	$74,637
Accounts payable	117,763	129,194
Accrued expenses and other current liabilities	58,285	77,826
Total current liabilities	261,051	281,657
Long-term debt, net of current portion	5,288	5,340
Income taxes payable, long-term	8,076	7,891
Legal settlements, net of current portion	24,404	24,311
Other long-term liabilities	501	508
Total liabilities	299,320	319,707
Commitments and contingencies
Shareholders’ equity:
Common stock	30,587	30,101
Additional paid-in capital	69,333	68,063
Treasury shares	(418)	—
Accumulated other comprehensive income	10,272	9,290
Retained deficit	(22,986)	(21,751)
Total shareholders’ equity	86,788	85,703
Total liabilities and shareholders’ equity	$386,108	$405,410

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$98,775	$101,117
Cost of goods sold	74,617	76,330
Gross profit	24,158	24,787
Selling, general and administrative expenses	21,000	16,963
Litigation settlements	90	100
Operating income	3,068	7,724
Other expense (income):
Interest expense	1,651	2,307
Interest income	(89)	(27)
Foreign exchange losses (gains), net	550	(674)
Income before income taxes	956	6,118
Income tax expense	2,191	2,197
Net (loss) income	$(1,235)	$3,921
Other comprehensive (loss) income:
Foreign currency translation adjustments	982	(656)
Comprehensive (loss) income	$(253)	$3,265
Net (loss) income per share-basic and diluted	$(0.04)	$0.19
Diluted average shares outstanding	27,837	20,553

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(1,235)	$3,921
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,131	2,190
Deferred income tax expense	2,969	790
Share-based compensation expense	1,756	—
Loss on disposal of equipment	15	18
Changes in operating assets and liabilities:
Accounts receivable	33,758	432
Inventories	(5,082)	3,002
Prepaid expenses and other assets	12,910	2,132
Accounts payable	(8,272)	(11,860)
Accrued and other liabilities	(19,059)	(10,117)
Net cash provided by (used in) operating activities	19,891	(9,492)
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,824)	(4,084)
Decrease (increase) in restricted cash	455	(2,062)
Repayment of related party finance receivables	—	84
Other investing activities, net	—	2
Net cash used in investing activities	(3,369)	(6,060)
Cash flows from financing activities:
Borrowings under foreign short-term bank loans	52,877	43,627
Repayments of foreign short-term bank loans	(28,884)	(32,994)
(Repayment) borrowings on line of credit agreement, net	(13,432)	6,372
Repayments of long-term debt	(51)	(67)
Payment of related party finance liability	—	(74)
Payment of debt issuance costs	(245)	—
Net cash provided by financing activities	10,265	16,864
Effect of exchange rate changes on cash and cash equivalents	(174)	(194)
Increase in cash and cash equivalents	26,613	1,118
Cash and cash equivalents at beginning of period	31,354	21,903
Cash and cash equivalents at end of period	$57,967	$23,021

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES
Net Sales by Region and by Product Line
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
United States and Canada	$84,864	$135,061	$85,271
Asia	4,684	6,258	6,659
EMEA	6,024	9,680	5,859
Latin America	3,203	2,062	3,328
Total net sales	$98,775	$153,061	$101,117

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
CFL	$52,555	$90,456	$59,405
LED	40,611	54,932	36,322
Linear and fixtures	2,089	2,487	3,687
Other	3,520	5,186	1,703
Total net sales	$98,775	$153,061	$101,117

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
and Adjusted EPS to Diluted EPS
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net (loss) income	$(1,235)	$2,069	$3,921
Adjustments:
Interest expense, net	1,562	1,826	2,280
Income tax expense	2,191	819	2,197
Depreciation and amortization	2,131	2,099	2,190
EBITDA	4,649	6,813	10,588
Adjustments:
Foreign exchange losses (gains), net	550	847	(674)
Litigation settlements	90	400	100
Share-based compensation expense	1,756	1,962	—
Refund of U.S. Customs import tariffs	(1,042)	(550)	—
Adjusted EBITDA	$6,003	$9,472	$10,014

	Three Months Ended March 31, 2015		Three Months Ended December 31, 2014		Three Months Ended March 31, 2014
	Net Loss	Per Share (Diluted)	Net Income	Per Share (Diluted)	Net Income	Per Share (Diluted)
Net (loss) income and net (loss) income per share, diluted	$(1,235)	$(0.04)	$2,069	$0.07	$3,921	$0.19
Adjustments, net of tax:
Foreign exchange losses (gains), net	595	0.02	447	0.01	(522)	(0.03)
Litigation settlements	57	—	254	0.01	63	—
Share-based compensation expense	1,187	0.04	1,275	0.05	—	—
Refund of U.S. Customs import tariffs	(662)	(0.02)	(351)	(0.01)	—	—
Adjusted net (loss) income and Adjusted EPS	$(58)	$—	$3,694	$0.13	$3,462	$0.16